Exhibit 10.6

Power of Attorney

(English translation)

I, the undersigned, Meirong Yang, a P.R.C. citizen, of the Identity Card Number:                     , of resident address:                     , holds 95% equity interest (“Equity Interest”) of BGY Education Investment Management Co., Ltd. (“Company”).

Subject to the laws and regulations of PRC, I hereby irrevocably authorize Zhuhai Hengqin Bright Scholar Management Consulting Co., Ltd. (“WFOE”) to exercise the following rights concerning the abovementioned Equity Interests within the effective term of this Power of Attorney:

I exclusively authorize WFOE or its designated representative(s) (“Trustee”) to exercise my rights on behalf of myself according to the Trustee’s own will, which include but not limited to:

1.	Proposing shareholders’ meetings according to the Articles of Association of the Company, participating in shareholders’ meetings, and executing relevant resolutions;

2.	Exercising all shareholder’s rights that I am entitled to under relevant laws and the Articles of Association of the Company on shareholders’ meetings, including but not limited to the voting right, the nomination right and the appointment right;

3.	Representing me to submit documents which shall be submitted by the shareholder of the Company to relevant competent governmental authorities;

4.	Exercising the right of dividend, the right to sell, transfer or assign, pledge or dispose all or part of Equity Interests owned by me, the right of distribution of residual properties after the liquidation of the Company and other rights in relation to the Company’s operation under the laws and Articles of Association of the Company;

5.	Constituting the liquidation group and exercising the authorities of the liquidation group in the event of liquidation or dissolution of the Company, including but not limited to the management of the Company’s assets; and

6.	Reviewing the resolutions of shareholders’ meetings and the resolutions of the board meetings of the Company, records, the financial statements and report of the Company in accordance with the law;

7.	Exercising any other rights of me as a shareholder of the Company, including but not limited to the rights provided under the laws and the Articles of Association of the Company.

Without any limitation to this Power of Attorney, Trustee shall have the authority to execute and perform the Equity Transfer Agreement provided in the Exclusive Call Option Agreement to which I am the party on behalf of me within the scope of authorization and to execute and perform the Equity Interest Pledge Agreement and Exclusive Call Option Agreement to which I am a party and any supplemental agreement of them.

Within the effective term of this Power of Attorney and subject to the laws and regulations of PRC, I undertake to deliver the dividends, bonus, and any other property received from the Company to WFOE or any third party designated by WFOE without any consideration in return as soon as possible within three (3) days after receipt of such dividends, bonus or any other property.

During the term that I am a shareholder of the Company, this Power of Attorney shall be irrevocable and continuously effective from the date of execution of this Power of Attorney, regardless of the change of proportions of Equity Interests owned by me. When and only when WFOE sends a written notice to me concerning the substitution of the Trustee, I shall immediately designate another Trustee designated by WFOE to exercise the rights under this Power of Attorney. Once the new authorization has been made, the new authorization shall supersede the original one and my consent to the new authorization is not required. I shall not revoke the delegation and authorization I made to Trustee except for abovementioned event. During the effective term of this Power of Attorney, I hereby waive all of the rights which have been authorized to Trustee through this Power of Attorney and shall not exercise such rights.

I hereby acknowledge any legal consequences caused by Trustee’s exercise of the authorities and agree to bear any liabilities thereof. I hereby confirm that in any case Trustee shall not be required to bear any liabilities or make any economic compensation for exercise of such authorities. Moreover, I agree to compensate for any damage suffered or might be suffered by WFOE for exercise of the rights under this Power of Attorney and keep WFOE harmless, including but not limited to any loss due to litigations, recoveries, arbitrations, claims for compensation or any other loss caused by administrative investigation and punishment conducted by governmental authorities.

I will provide Trustee with sufficient assistance on the exercise of the abovementioned authorities, and cause the Company to provide sufficient assistance, including timely executing the shareholders meetings’ documents or other legal documents provided by Trustee when necessary (for instance, to satisfy documentation requirements for submissions made to relevant governmental authorities for approval, registration, or filing purpose), and authorizing Trustee to get access to information concerning the operation, business, clients, finance, staff, etc. of the Company and to consult relevant materials of the Company.

If the authorization or exercise of the abovementioned rights cannot be realized for any reason within the effective term of the Power of Attorney (except for the reason that I violates this Power of Attorney), the parties shall seek an alternative method which is most similar to the arrangements hereunder and modify or adjust the terms and conditions of the Power of Attorney by signing supplementary agreement(s) as necessary to ensure the realization of the purpose of the Power of Attorney.

This Power of Attorney takes effect on the date of execution, and shall replace any undertakings, memoranda, agreements or other documents that have been made regarding matters stipulated in this Power of Attorney, and be continuously effective during the effective term of Exclusive Management Service and Business Cooperation Agreement executed by and among WFOE, the Company, me and other parties.

Meirong Yang

By:	/s/ Meirong Yang

Date:	January 25, 2017